EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces First Quarter 2021 Results
•    Declared quarterly distribution of $0.4714 per unit; 27th consecutive quarterly distribution
•    Ethylene sales agreement benefits Westlake Partners, providing predictable cash flows
HOUSTON--(BUSINESS WIRE)--Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership of $15.1 million, or $0.43 per limited partner unit, for the three months ended March 31, 2021. Ethylene production in the first quarter was impacted by a severe winter storm. As a result of the storm, Westlake Chemical OpCo LP ("OpCo") declared force majeure under OpCo's Ethylene Sales Agreement with Westlake Chemical Corporation ("Westlake Chemical"). Under this agreement, Westlake Chemical is obligated to purchase a defined amount of ethylene from OpCo each calendar year at cost plus a fixed price per pound. As a result of this agreement, net income in the first quarter of 2021 included a $9.7 million benefit related to a 2021 buyer deficiency as well as recovery of certain other costs to which OpCo is entitled for ethylene that OpCo would have produced, as a result of the force majeure events.
Net income attributable to the Partnership in the first quarter of 2021 of $15.1 million decreased by $2.6 million compared to first quarter 2020 net income attributable to the Partnership of $17.7 million. The decrease in net income was a result of the impact from the winter storm, partially offset by higher earnings on third-party sales. Cash flows from operating activities in the first quarter of 2021 were $155.4 million, an increase of $44.4 million compared to first quarter 2020 cash flows from operating activities of $111.0 million. This increase in cash flows from operating activities was primarily due to the receipt of the 2020 buyer deficiency payment that resulted from obligations Westlake Chemical incurred due to the two hurricanes in 2020 ("2020 Buyer Deficiency Payment"). For the three months ended March 31, 2021, MLP distributable cash flow of $16.2 million decreased by $2.1 million from first quarter 2020 MLP distributable cash flow of $18.3 million. The decrease in MLP distributable cash flow was primarily attributable to the lower earnings at OpCo resulting from the winter storm as well as contributions for turnaround reserves.
First quarter 2021 net income attributable to the Partnership of $15.1 million was comparable to fourth quarter 2020 net income attributable to the Partnership of $15.0 million. First quarter 2021 cash flows from operating activities of $155.4 million increased by $122.9 million compared to fourth quarter 2020 cash flows from operating activities of $32.5 million. The increase in cash flows from operating activities was primarily due to the receipt of the 2020 Buyer Deficiency Payment in January 2021. First quarter 2021 MLP distributable cash flow of $16.2 million was comparable to fourth quarter 2020 MLP distributable cash flow of $15.6 million.
"The Partnership had a solid start to 2021 driven by robust demand from downstream ethylene derivative products and a strong pricing environment for our third-party ethylene sales. The severe winter weather led to unplanned production outages at our facilities in Louisiana and Kentucky. Due to the dedication of our employees at these facilities, we were able to quickly resume operations. The protective provisions of our long-term Ethylene Sales Agreement with Westlake Chemical continued to prove beneficial and minimized the impact on the Partnership of the disruptions to our operations," said Albert Chao, President and Chief Executive Officer. "Our long-term ethylene sales agreement with Westlake Chemical enabled us to continue to deliver reliable earnings and cash flows for the quarter, which provided us the ability to deliver ratable distributions to our unitholders."
OpCo's Ethylene Sales Agreement with Westlake Chemical is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake Chemical for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
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On May 3, 2021, the Partnership announced that the Board of Directors of Westlake Chemical Partners GP LLC had approved a quarterly distribution for the first quarter of 2021 of $0.4714 per unit to be payable on May 27, 2021 to unitholders of record as of May 13, 2021, representing the 27th consecutive quarterly distribution to our unitholders. MLP distributable cash flow provided trailing twelve-month coverage of 1.05x the declared distributions for the first quarter of 2021.
The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to cost recovery of expenses incurred in the first quarter of 2021, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, the COVID-19 pandemic and the response thereto; operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions and commitments of Westlake Chemical Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC in March 2021.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow and EBITDA. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. GAAP, but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships, our ability to incur and service debt and fund capital expenditures and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. Reconciliations of MLP distributable cash flow to net income and to net cash provided by operating activities and of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release. Buyer deficiency fees as well as recovery of certain other costs to which OpCo is entitled for ethylene that OpCo would have produced are included in net income in the periods in which they are recognized.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.
Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' first quarter 2021 results will be held Tuesday, May 4, 2021 at 1:00 p.m. Eastern Time (12:00 p.m. Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 332 78 38.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Tuesday, May 11, 2021. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 332 78 38.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/usgwdp4o and the earnings release can be obtained via the Partnership web page at: https://investors.wlkpartners.com/corporate-profile/default.aspx.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2021	2020

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$219,803	$214,828
Net co-product, ethylene and other sales—third parties	48,404	35,721
Total net sales	268,207	250,549
Cost of sales	180,508	147,001
Gross profit	87,699	103,548
Selling, general and administrative expenses	8,673	6,196
Income from operations	79,026	97,352
Other income (expense)
Interest expense—Westlake	(2,236)	(3,950)
Other income, net	7	585
Income before income taxes	76,797	93,987
Income tax provision	175	217
Net income	76,622	93,770
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	61,476	76,023
Net income attributable to Westlake Partners	$15,146	$17,747

Net income per limited partners unit attributable to Westlake Partners (basic and diluted)
Common units	$0.43	$0.50

Distributions declared per unit	$0.4714	$0.4714

MLP distributable cash flow	$16,245	$18,337

Distributions declared
Limited partner units—publicly and privately held	$9,936	$9,934
Limited partner units—Westlake	6,657	6,657
Total distributions declared	$16,593	$16,591
EBITDA	$106,575	$123,968

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2021	December 31, 2020

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$17,289	$17,154
Receivable under the Investment Management Agreement—Westlake	187,239	123,228
Accounts receivable, net—Westlake	50,969	108,028
Accounts receivable, net—third parties	19,702	11,029
Inventories	3,171	3,474
Prepaid expenses and other current assets	217	392
Total current assets	278,587	263,305
Property, plant and equipment, net	1,039,261	1,050,677
Other assets, net	39,286	42,506
Total assets	$1,357,134	$1,356,488

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$42,572	$39,754
Long-term debt payable to Westlake	399,674	399,674
Other liabilities	1,780	1,923
Total liabilities	444,026	441,351
Common unitholders—publicly and privately held	470,834	471,701
Common unitholder—Westlake	47,690	48,270
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	275,952	277,399
Noncontrolling interest in OpCo	637,156	637,738
Total equity	913,108	915,137
Total liabilities and equity	$1,357,134	$1,356,488

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WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2021	2020

	(In thousands of dollars)
Cash flows from operating activities
Net income	$76,622	$93,770
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,542	26,031
Other balance sheet changes	51,244	(8,840)
Net cash provided by operating activities	155,408	110,961
Cash flows from investing activities
Additions to property, plant and equipment	(12,748)	(11,989)
Maturities of investments with Westlake under the Investment Management Agreement	—	79,000
Investments with Westlake under the Investment Management Agreement	(64,000)	(78,000)
Other	126	—
Net cash used for investing activities	(76,622)	(10,989)
Cash flows from financing activities
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(62,058)	(79,223)
Quarterly distributions to unitholders	(16,593)	(16,591)
Net cash used for financing activities	(78,651)	(95,814)
Net increase in cash and cash equivalents	135	4,158
Cash and cash equivalents at beginning of period	17,154	19,923
Cash and cash equivalents at end of period	$17,289	$24,081

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2020	2021	2020

	(In thousands of dollars)
Net cash provided by operating activities	$32,521	$155,408	$110,961
Changes in operating assets and liabilities and other	42,603	(78,786)	(17,191)
Net Income	75,124	76,622	93,770
Add:
Depreciation, amortization and disposition of property, plant and equipment	25,387	28,898	26,127
Mark-to-market adjustment gain on derivative contracts	(1,125)	—	(2,491)
Less:
Contribution to turnaround reserves	(10,240)	(12,332)	(9,923)
Maintenance capital expenditures	(11,485)	(11,743)	(11,121)
Distributable cash flow attributable to noncontrolling interest in OpCo	(62,058)	(65,200)	(78,025)
MLP distributable cash flow	$15,603	$16,245	$18,337

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2020	2021	2020

	(In thousands of dollars)
Net cash provided by operating activities	$32,521	$155,408	$110,961
Changes in operating assets and liabilities and other	42,603	(78,786)	(17,191)
Net Income	75,124	76,622	93,770
Less:
Other income, net	8	7	585
Interest expense	(2,337)	(2,236)	(3,950)
Income tax provision	(156)	(175)	(217)
Income from operations	77,609	79,026	97,352
Add:
Depreciation and amortization	25,387	27,542	26,031
Other income, net	8	7	585
EBITDA	$103,004	$106,575	$123,968